UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 22, 2012

STATION CASINOS LLC

(Exact name of registrant as specified in its charter)

Nevada	000-54193	27-3312261
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry Into a Material Definitive Agreement

Supplemental Indenture

As previously announced, on January 3, 2012, pursuant to the terms of its credit agreement providing for $1.6 billion in term loans (the “Propco Credit Agreement”), Station Casinos LLC (the “Registrant” or the “Company”) issued $625 million in aggregate principal amount of Senior Notes due 2018 (the “Notes”) in exchange for $625 million in principal amount of Tranche B-3 loans that were outstanding under the Propco Credit Agreement.  The Notes were issued pursuant to an indenture, dated as of January 3, 2012 (the “Indenture”), among the Company, NP Boulder LLC, NP Palace LLC, NP Red Rock LLC, NP Sunset LLC, NP Development LLC, NP Losee Elkhorn Holdings LLC (each, a wholly-owned subsidiary of the Registrant and as a guarantor, the “Guarantors”) and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).

With the consent of the holders of the Notes, the Company, the Guarantors and the Trustee have entered into a supplemental indenture (the “Supplemental Indenture”), which amends the Indenture to, among other things, limit the ability of the Company and the Guarantors to incur debt or make restricted investments at any time that the Company’s Consolidated Leverage Ratio is less than, or would as a result of such action be less than, 5.5 to 1.0 as opposed to  6.5 to 1.0 as provided for in the Indenture and delete the ability of the Company to incur up to $100 million of liens if the Company’s Consolidated Leverage Ratio is less than 6.5 to 1.0. The full text of the Supplemental Indenture is filed as Exhibit 4.1 hereto and incorporated by reference herein.

Item 9.01.             Financial Statements and Exhibits

(d)                                 Exhibits

The following material is being furnished as an exhibit to the Current Report on Form 8-K.

Exhibit Number	Description
4.1.	Supplemental Indenture dated as of February 22, 2012 among Station Casinos LLC, certain of its wholly-owned subsidiaries (as guarantors) and Wells Fargo Bank, National Association, as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos LLC

Date: February 22, 2012	By:	/s/ Thomas M. Friel
Thomas M. Friel
Executive Vice President, Chief Accounting
Officer and Treasurer